Exhibit 99.1

Timberland Reports Second-Quarter 2010 Results

STRATHAM, N.H.--(BUSINESS WIRE)--July 28, 2010--The Timberland Company (NYSE: TBL) today reported a second-quarter 2010 net loss of $23.5 million and a diluted loss per share of ($0.44). This includes a $13.2 million non-cash, pre-tax charge for the impairment of certain goodwill and intangible assets. These results compare to a second-quarter 2009 net loss of $19.2 million and diluted earnings per share of ($0.34).

Second-Quarter 2010 Results Summary:

  Revenue increased 5.1% to $189.0 million compared to the prior year period, reflecting growth across North America, Asia, and Europe.
  North America revenue increased 6.6% to $92.0 million compared to the prior year period, driven by growth in apparel and accessories. Europe revenue increased 1.4% to $66.8 million versus 2009 second-quarter levels, and increased 5.7% on a constant dollar basis. Double-digit growth in Italy, Germany, and Scandinavia was partially offset by declines in the UK and France as well as the impact from the strengthening of the U.S. Dollar. Asia revenue increased 9.6% to $30.2 million compared to the prior year period, and increased 4.8% on a constant dollar basis. Favorable foreign exchange rates, along with the continuation of significant growth in Taiwan and China compared to the prior year period, were partially offset by declines in the Asia distributor business.
  Global footwear revenue increased 3.7% to $131.6 million from the second quarter of 2009, driven primarily by increased sales of our Timberland PRO® footwear in North America and a strong performance by the Europe wholesale business, partially offset by weakness in Europe retail stores. Apparel and accessories revenue increased 10.2% to $52.1 million compared to the prior year period, due to increased sales of SmartWool® accessories in North America and Timberland® brand apparel in Asia retail stores, partially offset by softness in Europe. Royalty and other revenue decreased 3.8% to $5.3 million compared to the prior year period primarily due to a decline in licensed kids’ apparel in North America.
  Global wholesale revenue was up 8.3% to $117.5 million compared to the prior year period, due to double-digit growth in North America and Europe, partially offset by declines in Asia. Worldwide consumer direct revenue was flat compared to the prior year period, as improved comparable store sales in Asia and the net addition of 8 new Asia retail stores since the second quarter of 2009 were offset by declines in Europe and North America. Overall, comparable store sales were flat versus the second quarter of 2009. The Company had 224 stores, shops, and outlets worldwide at the end of the second quarter of 2010 compared to 220 at the end of the second quarter of 2009.
  Operating loss for the second quarter of 2010 was $33.3 million compared to an operating loss of $36.4 million in the prior year period. A significant improvement in gross margin due primarily to favorable pricing and channel mix as well as lower input costs was partially masked by a non-cash impairment charge of $13.2 million primarily related to certain goodwill and intangible assets of the IPATH® and howies® brands.
  In the second quarter of 2010, the effective tax rate was 29.0% compared to 44.3% in the second quarter of 2009.
  In connection with its stock buyback program, the Company repurchased approximately 1.3 million shares in the second quarter of 2010 at a cost of approximately $25.0 million.
  The Company ended the quarter with $237.8 million in cash and no debt. Accounts receivable decreased 13.3% to $86.8 million compared to the prior year period. Inventory at quarter end was $177.2 million, down 1.8% versus 2009 second-quarter levels, reflecting the Company’s continued focus on working capital.

Jeffrey B. Swartz, Timberland’s President and Chief Executive Officer, stated, “We are pleased to report revenue growth and gross margin improvement in all three regions. These results were achieved by focusing on our core outdoor equities and executing against a consistent strategy to strengthen our brand globally. We are optimistic about the progress that we are making, despite ongoing cost pressures and macroeconomic uncertainty in key markets. While non-cash charges impacted our profitability for the quarter, our core business saw marked improvement, a clear indication that our product and brand initiatives are continuing to gain traction and that Timberland is positioned for long-term success.”

Note that comments made by the Company and Mr. Swartz are based on current expectations. These comments may be forward-looking, and actual results may differ materially.

As previously announced, the Company will be hosting a conference call to discuss second-quarter results today at 8:25 AM Eastern Time. Interested parties may listen to this call through the investor relations section of the Company’s website, www.timberland.com, or by calling 706.643.2916 and providing access code number 65648084. Replays of this conference call will be available through the investor relations section of the Company’s website.

Timberland (NYSE: TBL) is a global leader in the design, engineering and marketing of premium-quality footwear, apparel and accessories for consumers who value the outdoors and their time in it. Timberland markets products under the Timberland®, Timberland PRO®, SmartWool®, Timberland Boot Company®, howies®, Mountain Athletics® and IPATH® brands, all of which offer quality workmanship and detailing and are built to withstand the elements of nature. Timberland’s products can be found in leading department and specialty stores as well as Timberland® retail stores throughout North America, Europe, Asia, Latin America, Africa and the Middle East. More information about Timberland is available in its reports filed with the Securities and Exchange Commission (SEC).

Certain statements in this press release including, without limitation, the statement by Mr. Swartz above, may be forward looking or “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which include statements regarding Timberland’s future financial results, are subject to risks, uncertainties and assumptions and are not guarantees of future financial performance or expected benefits. These risks, uncertainties and assumptions could cause Timberland’s results to be materially different from any future results or expected benefits expressed or implied by such forward-looking statements. Such risks, uncertainties and assumptions include, but are not limited to: (i) Timberland’s ability to successfully market and sell its products in a highly competitive industry and in view of changing consumer trends, consumer acceptance of products and other factors affecting retail market conditions; (ii) Timberland’s ability to execute key strategic initiatives; (iii) Timberland’s ability to procure a majority of its products from independent manufacturers; (iv) changes in foreign exchange rates; (v) Timberland’s ability to obtain adequate materials at competitive prices; and (vi) other factors, including those detailed from time to time in Timberland’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q and other filings we make with the SEC. Timberland undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

This press release includes discussion of constant dollar revenue change (which excludes the impact of changes in foreign currency exchange rates), which is a non-GAAP measure. As required by SEC rules, the Company has provided reconciliations of this measure on attached tables that follow its financial statements. Additional required information regarding this non-GAAP measure is located in the Form 8-K furnished to the SEC on July 28, 2010.

THE TIMBERLAND COMPANY
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in Thousands)

	July 2, 2010	December 31, 2009	July 3, 2009
Assets
Current assets
Cash and equivalents	$237,798	$289,839	$183,919
Accounts receivable, net	86,836	149,178	100,126
Inventory, net	177,206	158,541	180,392
Prepaid expense	31,506	32,863	35,121
Prepaid income taxes	27,244	11,793	24,720
Deferred income taxes	27,085	26,769	19,024
Derivative assets	7,882	1,354	2,284
Total current assets	595,557	670,337	545,586

Property, plant and equipment, net	64,502	69,820	74,185
Deferred income taxes	18,683	14,903	17,480
Goodwill and intangible assets, net	75,153	89,885	90,442
Other assets, net	12,670	14,962	14,971

Total assets	$766,565	$859,907	$742,664

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$78,946	$79,911	$71,423
Accrued expense and other current liabilities	80,555	125,500	76,659
Income taxes payable	15,330	21,959	533
Deferred income taxes	388	48	0
Derivative liabilities	91	389	4,565
Total current liabilities	175,310	227,807	153,180

Other long-term liabilities	38,234	36,483	35,809

Stockholders’ equity	553,021	595,617	553,675

Total liabilities and stockholders’ equity	$766,565	$859,907	$742,664

THE TIMBERLAND COMPANY
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in Thousands, Except Per Share Data)

	For the Quarter Ended		For the Six Months Ended
	July 2, 2010	July 3, 2009	July 2, 2010	July 3, 2009
Revenue	$188,954	$179,702	$505,996	$476,350
Cost of goods sold	95,446	104,194	254,505	264,153

Gross profit	93,508	75,508	251,491	212,197

Operating expense
Selling	86,124	85,027	178,820	177,295
General and administrative	28,942	26,896	56,341	52,313
Impairment of goodwill	5,395	-	5,395	-
Impairment of intangible asset	7,854	-	7,854	925
Gain on termination of licensing agreements	(1,500)	-	(3,000)	-
Restructuring	-	(17)	-	(121)
Total operating expense	126,815	111,906	245,410	230,412

Operating income/(loss)	(33,307)	(36,398)	6,081	(18,215)

Other income/(expense), net
Interest, net	6	182	(60)	501
Other, net	269	1,666	136	1,003
Total other income/(expense), net	275	1,848	76	1,504

Income/(loss) before income taxes	(33,032)	(34,550)	6,157	(16,711)

Income tax provision/(benefit)	(9,580)	(15,306)	3,862	(13,344)

Net income/(loss)	($23,452)	($19,244)	$2,295	($3,367)

Earnings/(loss) per share
Basic	($0.44)	($0.34)	$0.04	($0.06)
Diluted	($0.44)	($0.34)	$0.04	($0.06)
Weighted-average shares outstanding
Basic	53,225	56,273	53,698	56,695
Diluted	53,225	56,273	54,184	56,695

THE TIMBERLAND COMPANY
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in Thousands)

	For the Six Months Ended
	July 2, 2010	July 3, 2009
Cash flows from operating activities:
Net income/(loss)	$2,295	($3,367)
Adjustments to reconcile net income/(loss) to net cash provided/(used) by operating activities:
Deferred income taxes	(4,811)	5,224
Share-based compensation	3,647	2,580
Depreciation and other amortization	13,053	14,339
Provision for losses on accounts receivable	1,584	1,564
Impairment of goodwill	5,395	-
Impairment of intangible assets	7,854	925
Tax expense from share-based compensation, net of excess benefit	(303)	(444)
Unrealized (gain)/loss on derivatives	(176)	289
Other non-cash charges, net	222	514
Increase/(decrease) in cash from changes in operating assets and liabilities, net of the effect of business combinations:
Accounts receivable	53,559	67,098
Inventory	(20,139)	1,089
Prepaid expense and other assets	1,429	(1,802)
Accounts payable	(700)	(25,977)
Accrued expense	(43,006)	(35,674)
Prepaid income taxes	(15,451)	(8,032)
Income taxes payable	(3,611)	(24,678)
Other liabilities	205	(226)
Net cash provided/(used) by operating activities	1,046	(6,578)

Cash flows from investing activities:
Acquisition of business and purchase price adjustments, net of cash acquired	-	(1,554)
Additions to property, plant and equipment	(7,289)	(7,757)
Other	(116)	(380)
Net cash used by investing activities	(7,405)	(9,691)

Cash flows from financing activities:
Common stock repurchases	(44,220)	(19,388)
Issuance of common stock	2,435	1,373
Excess tax benefit from stock option and employee stock purchase plans	587	133
Other	(634)	(177)
Net cash used by financing activities	(41,832)	(18,059)

Effect of exchange rate changes on cash and equivalents	(3,850)	1,058

Net decrease in cash and equivalents	(52,041)	(33,270)
Cash and equivalents at beginning of period	289,839	217,189
Cash and equivalents at end of period	$237,798	$183,919

THE TIMBERLAND COMPANY
REVENUE ANALYSIS
(Amounts in Thousands, Unaudited)

	For the Quarter Ended			For the Six Months Ended
	July 2, 2010	July 3, 2009	Change	July 2, 2010	July 3, 2009	Change

Revenue by Segment:
North America	$91,995	$86,314	6.6%	$213,853	$206,172	3.7%
Europe	66,750	65,828	1.4%	218,380	205,358	6.3%
Asia	30,209	27,560	9.6%	73,763	64,820	13.8%
Total Revenue	$188,954	$179,702	5.1%	$505,996	$476,350	6.2%

Revenue by Product:
Footwear	$131,589	$126,954	3.7%	$357,150	$338,595	5.5%
Apparel and Accessories	52,069	47,241	10.2%	137,758	125,905	9.4%
Royalty and Other	5,296	5,507	-3.8%	11,088	11,850	-6.4%

Revenue by Channel:
Wholesale	$117,465	$108,417	8.3%	$349,419	$327,042	6.8%
Consumer Direct	71,489	71,285	0.3%	156,577	149,308	4.9%

Comparable Store Sales:
U.S. Retail	-3.9%	-8.2%		-0.5%	-9.0%
Global Retail	-0.5%	-2.5%		2.1%	-2.1%

THE TIMBERLAND COMPANY
RECONCILIATION OF TOTAL COMPANY,
NORTH AMERICA, EUROPE AND ASIA REVENUE CHANGES
TO CONSTANT DOLLAR REVENUE CHANGES
(Amounts in Thousands, Unaudited)

Total Company Revenue Reconciliation:
	For the Quarter Ended			For the Six Months Ended
	July 2, 2010			July 2, 2010
	$	Change	% Change	$	Change	% Change
Revenue increase (GAAP)		$9,252	5.1%		$29,646	6.2%
(Decrease)/increase due to foreign exchange rate changes		(1,147)	-0.7%		9,666	2.0%
Revenue increase in constant dollars		$10,399	5.8%		$19,980	4.2%

North America Revenue Reconciliation:
	For the Quarter Ended			For the Six Months Ended
	July 2, 2010			July 2, 2010
	$	Change	% Change	$	Change	% Change
Revenue increase (GAAP)		$5,681	6.6%		$7,681	3.7%
Increase due to foreign exchange rate changes		395	0.5%		1,182	0.5%
Revenue increase in constant dollars		$5,286	6.1%		$6,499	3.2%

Europe Revenue Reconciliation:
	For the Quarter Ended			For the Six Months Ended
	July 2, 2010			July 2, 2010
	$	Change	% Change	$	Change	% Change
Revenue increase (GAAP)		$922	1.4%		$13,022	6.3%
(Decrease)/increase due to foreign exchange rate changes		(2,856)	-4.3%		5,564	2.7%
Revenue increase in constant dollars		$3,778	5.7%		$7,458	3.6%

Asia Revenue Reconciliation:
	For the Quarter Ended			For the Six Months Ended
	July 2, 2010			July 2, 2010
	$	Change	% Change	$	Change	% Change
Revenue increase (GAAP)		$2,649	9.6%		$8,943	13.8%
Increase due to foreign exchange rate changes		1,314	4.8%		2,920	4.5%
Revenue increase in constant dollars		$1,335	4.8%		$6,023	9.3%

Constant dollar revenue changes, which exclude the impact of changes in foreign exchange rates, are not Generally Accepted Accounting Principle (“GAAP”) performance measures. We calculate constant dollar revenue changes by recalculating current year revenue using the prior year’s exchange rates and comparing it to prior year revenue reported on a GAAP basis. We provide constant dollar revenue changes for Total Company, North America, Europe, and Asia revenues because we use the measures to understand the underlying results and trends of the business segments excluding the impact of exchange rate changes that are not under management’s direct control. We have a foreign exchange rate risk management program intended to minimize both the positive and negative effects of currency fluctuations on our reported consolidated results of operations, financial position and cash flows. The actions taken by us to mitigate foreign exchange risk are reflected in cost of goods sold and other, net.

CONTACT:
The Timberland Company
Kaitlyn Bruder, 603-773-1655
Investor Relations